Exhibit 3.1

Amended and Restated
CERTIFICATE OF INCORPORATION
of
rOTECH hEALTHCARE hOLDINGS iNC.

Rotech Healthcare Holdings Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), certifies as follows:

FIRST:  The present name of the corporation is Rotech Healthcare Holdings Inc. (the “Corporation”). The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware on April 4, 2018 (the “Original Certificate of Incorporation”).

SECOND:  This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”), which restates and integrates and also further amends the provisions of the Corporation’s Original Certificate of Incorporation, as heretofore amended, was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL and by the written consent of its stockholders in accordance with Section 228 of the DGCL.

THIRD:  The Corporation’s Original Certificate of Incorporation, as heretofore amended, is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I

Name

The name of the corporation is Rotech Healthcare Holdings Inc. (the “Corporation”).

ARTICLE II

Address; Registered Office and Agent

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801; and the name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE III

Purposes

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Capital Stock

4.1              Authorized Stock. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 71,000,000 shares, divided into (a) 70,000,000 shares of Common Stock, with the par value of $0.001 per share (the “Common Stock”), and (b) 1,000,000 shares of Preferred Stock, with the par value of $0.001 per share (the “Preferred Stock”). The authorized number of shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote, and no separate vote of such class or series of stock the authorized number of which is to be increased or decreased shall be necessary to effect such change.

The Board (as defined below) is hereby authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the shares of such series. The powers, designations, preferences and relative, participating, optional or other rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, may differ from those of any and all other series at any time outstanding.

4.2              Voting. Except as may otherwise be provided in this Certificate of Incorporation or by applicable law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Except as may otherwise be provided in this Certificate of Incorporation (including any certificate filed with the Office of the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with the second paragraph of Section 4.1 (such certificate, a “Preferred Stock Designation”)) or by applicable law, no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

4.3              Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock out of funds legally available therefor at such times and in such amounts as the Board in its discretion shall determine.

4.4              Dissolution, Liquidation or Winding Up. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them.

ARTICLE V

Board of Directors

5.1              General. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors (the “Board”). Unless and except to the extent that the Bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors need not be by written ballot.

5.2              Removal of Directors. Except for any directors elected by the holders of any series of Preferred Stock pursuant to the terms of any Preferred Stock Designation (the “Preferred Stock Directors”), any director or the entire Board may be removed from office at any time, with or without cause, by the affirmative vote of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

5.3              Vacancies and Newly Created Directorships. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director, and shall not be filled by the stockholders. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified.

5.4              Adoption, Amendment or Repeal of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend and repeal Bylaws, subject to the power of the stockholders of the Corporation to adopt, amend and repeal any Bylaws whether adopted by them or otherwise.

ARTICLE VI

Limitation of Liability

To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment or repeal of this ARTICLE VI shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

ARTICLE VII

Section 203

The Corporation expressly elects to be governed by Section 203 of the DGCL.

ARTICLE VIII

Restriction on Stockholder Action by Written Consent

Except as otherwise provided for or fixed pursuant to ARTICLE IV or any Preferred Stock Designation relating to the rights of holders of any series of Preferred Stock, from and after the third (3rd) anniversary of the first such date (the “Listing Date”) on which the Corporation has a class of equity securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and listed or admitted to trading on a national securities exchange (as defined under the Exchange Act), no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders. For avoidance of doubt, prior to the third (3rd) anniversary of the Listing Date, stockholders of the Corporation may act by written consent, subject to any administrative procedures with respect thereto that may be set forth in the Bylaws from time to time.

ARTICLE IX

Corporate Opportunities

To the fullest permitted by Section 122(17) of the DGCL, the Corporation, on behalf of itself and its direct and indirect subsidiaries (collectively, “Subsidiaries”), hereby renounces any interest or expectancy of the Corporation or any such Subsidiary in, or in being offered an opportunity to participate in, any Excluded Opportunity.

As used herein, “Excluded Opportunity” means any business opportunity, transaction or other matter (a “Corporate Opportunity”), whether or not the Corporation or any Subsidiary might reasonably be deemed to have pursued or had the ability or desire to pursue such Corporate Opportunity if granted the opportunity to do so, that is presented to, acquired, created or developed by or which otherwise comes into the possession of (i) any director of the Corporation who is not an officer or employee of the Corporation or any Subsidiary or (ii) any stockholder of the Corporation, affiliate of such stockholder (other than the Corporation or any of its Subsidiaries) or any partner, member, manager, director, officer, employee or agent of any such stockholder or affiliate, in each case of this clause (ii) who is not an officer or employee of the Corporation or any Subsidiary (any of the foregoing clauses (i) and (ii), a “Specified Party”); provided, however, that the definition of “Excluded Opportunity” does not include, and the Corporation and its Subsidiaries do not hereby renounce any interest or expectancy in, or in being offered an opportunity to participate in, any Corporate Opportunity with respect to a Specified Party who either (x) is a director of the Corporation and who is first offered the applicable Corporate Opportunity solely in his or her capacity as a director, officer or employee of the Corporation or any Subsidiary or (y) first identified the applicable Corporate Opportunity solely through the disclosure of the Corporation’s or any Subsidiary’s confidential information in circumstances in which the Corporation had a reasonable expectation that such information would be held in confidence.

Neither the amendment nor repeal of this ARTICLE IX, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by Delaware law, any modification of law, shall adversely affect any right or protection of any Specified Party granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification. This ARTICLE IX shall not limit any protections or defenses available to, or indemnification rights of, any director or officer of the Corporation under this Certificate of Incorporation, the Bylaws or applicable law.

ARTICLE X

Certificate Amendments

The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and to add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this ARTICLE X.

ARTICLE XI

Exclusive Forum

Unless the Corporation consents in writing to the selection of an alternative forum, and subject to applicable jurisdictional requirements, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, then another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware).

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

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IN WITNESS WHEREOF, Rotech Healthcare Holdings Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer this___ day of _______ 2021.

ROTECH HEALTHCARE HOLDINGS INC.

By:
Name:
Title:

Amended & Restated Certificate of Incorporation of Rotech Healthcare Holdings Inc.